                                                                        Exhibit 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES ADDS DIRECTOR

ROCHESTER, NY, NOVEMBER 3, 2008 – Home Properties (NYSE:HME) today announced the appointment of a new independent director:  Stephen R. Blank, Senior Fellow, Finance, of the Urban Land Institute, a non-profit education and research institute, which studies land use and real estate development policy and practice.  He will begin his term on January 1, 2009 and will stand for re-election by the stockholders at Home Properties' May 2009 Annual Meeting.  With this additional new director, the total number of board members will be eleven.

Blank, age 63, has more than 30 years' experience in real estate.  Prior to his association with the Urban Land Institute, he was Managing Director, Real Estate Investment Banking at Kidder, Peabody & Co., Inc., Cushman & Wakefield, Inc. and, most recently, at CIBC Oppenheimer Corp. where he participated in Home Properties' 1994 Initial Public Offering.

Blank is a Trustee of Ramco-Gershenson Properties Trust (NYSE:RPT), a Director of MFA Mortgage Investments, Inc. (NYSE:MFA), and a member of the Urban Land Institute, Counselors of Real Estate, and National Association of Real Estate Investment Trusts.  He received his MBA from Adelphi University and BA from Syracuse University.

“With Steve’s extensive real estate and investment banking background, we are adding significant financial and industry expertise to our board,” said Norman Leenhouts, Co-Chair of Home Properties’ Board of Directors.  “Home Properties will benefit greatly from Steve's skill set, experience and insights.”

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets.  Currently, Home Properties operates 118 communities containing 38,096 apartment units.  Of these, 36,946 units in 116 communities are owned directly by the Company; 868 units are partially owned and managed by the Company as general partner, and 282 units are managed for other owners.  For more information, visit Home Properties’ Web site at homeproperties.com.

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For further information:

Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237

850 Clinton Square/Rochester, New York  14604/(585) 546-4900/FAX (585) 546-5433
www.homeproperties.com